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             [LETTERHEAD OF PAUL, HASTINGS, JANOFSKY & WALKER LLP]

                                                                       EXHIBIT 5


Paul Hastings


(714) 668-6200

August 16, 2001


SRS Labs, Inc.
2909 Daimler Street
Santa Ana, California 92705

Re:  SRS Labs, Inc. Amended and Restated 1996 Non-employee Directors Stock
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     Option Plan, as amended
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Ladies and Gentlemen:

     We have acted as counsel for SRS Labs, Inc., a Delaware corporation (the "Company"), in connection with the SRS Labs, Inc. Amended and Restated 1996 Non-employee Directors Stock Option Plan, as amended (the "Amended Plan"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of the Company's common stock, $.001 par value per share (the "Common Stock"), which are to be registered under the Registration Statement (hereinafter defined) and that may be issued and sold pursuant to the Amended Plan will be, when issued and sold in accordance with the Amended Plan, duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by the Company on or about August 16, 2001, to effect registration of the shares of Common Stock to be issued and sold pursuant to the Amended Plan under the Securities Act of 1933, as amended (the "Registration Statement").

Very truly yours,



/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP